Putnam Floating Rate Income Fund, 2/28/14, annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  14,509
Class B	  607
Class C	  3,545
Class M   230

72DD2 (000s omitted)

Class R	  18
Class Y	  14,387

73A1

Class A	  0.350329
Class B	  0.332254
Class C	  0.282878
Class M	  0.345754

73A2


Class R	  0.327754
Class Y	  0.373037


74U1	(000s omitted)

Class A	  49,284
Class B	  2,172
Class C	  14,045
Class M	  627

74U2	(000s omitted)

Class R	  71
Class Y	  44,658

74V1

Class A	  9.00
Class B	  9.00
Class C	  9.00
Class M	  9.00

74V2

Class R	  9.00
Class Y	  9.01

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.